Exhibit 99.2

[Letterhead of Goldman Sachs & Co. LLC]

February 1, 2019

Board of Directors
Westinghouse Air Brake Technologies Corporation
1001 Air Brake Avenue
Wilmerding, Pennsylvania 15148

Re:	Amendment No. 4 to the Registration Statement on Form S-4 of Westinghouse Air Brake Technologies Corporation filed September 20, 2018 (File No. 333-227444)

Lady and Gentlemen:

Reference is made to our opinion letter, dated May 20, 2018 (“Opinion Letter”), with respect to the fairness from a financial point of view to Westinghouse Air Brake Technologies Corporation (the “Company”) of the Aggregate Consideration (as such term is defined in the Opinion Letter) to be paid by the Company pursuant to the Agreement and Plan of Merger, dated as of May 20, 2018, by and among General Electric Company (“Golf”), Transportation Systems Holdings Inc., a wholly owned subsidiary of Golf, the Company, and Wabtec US Rail Holdings, Inc., a wholly owned subsidiary of the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the above-referenced Amendment No. 4 to the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “The Transactions - Background of the Transactions,” “The Transactions - Wabtec’s Reasons for the Transactions” and “The Transactions - Opinion of Wabtec’s Financial Advisor” and to the inclusion of the foregoing opinion as an Exhibit to the above-referenced Amendment No. 4 to the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-referenced Amendment No. 4 to the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the above-referenced Amendment No. 4 to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)